Exhibit 99.1

American Metal & Technology Expands Operations With the Installation of 17 New Machines

Thursday January 3, 9:00 am ET

LOS ANGELES, Jan. 3 /PRNewswire-FirstCall/ -- American Metal & Technology, Inc. (OTC Bulletin Board: AMGY-News), today announced that it has increased its production capacity with the purchase and installation of 17 additional CNC MAZAK lathe machines.

The machines combine advanced technology, productivity and value to deliver exceptional performance.  They deliver Multi-Tasking capability with milling and turning in a single machine.  Power and speed is increased in virtually every category.  In addition, the machines are equipped with the Mazatrol Matrix CNC control, featuring simple, smart programming, complete with monitoring and diagnostics.

Mr. Chen Gao, President and CEO, stated, "Over the last three years we have invested in our production capacity to aid in our expansion plans, and we are enthusiastic about our business strategy.  We have increased revenue and income generated from new customers in Europe and in the United States, as well as an increase from 30 CNC MAZAK lathes in 2006 to 40 CNC MAZAK lathes in 2007, which significantly increased our production capacity.  The addition of 17 new machines will increase our production capabilities by twenty percent in 2008."

About American Metal & Technology, Inc.

American Metal & Technology, Inc., through its wholly owned subsidiary American Metal Technology Group ("AMTG"), a Nevada Corporation, and through AMTG's subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd. ("AMLF"), is a leading manufacturer of high precision casting and machined products in the People's Republic of China ("China").  The subsidiaries operate in a 53,819 square foot manufacturing plant with monthly output capacity of 1,000,000 parts.  In 2006, AMTG expanded into the design and manufacture of electric circuit boards for home appliances and motion controllers and was able to achieve profitability in its first year of operation by providing controller solutions to top brand appliance manufacturers in China.

     Contact:
     Investor Relations
     American Metal & Technology, Inc.
     633 W. 5th Street, Suite 2800
     Los Angeles, CA 90071
     Tel: 213-223-2339

     Andrew Barwicki
     516-662-9461

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology.  Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance.  Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.